                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                                       BY
                            UNIFORCE SERVICES, INC.
                   UP TO 1,250,000 SHARES OF ITS COMMON STOCK
                                       AT
                              $11.25 NET PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 10, 1996, UNLESS THE OFFER IS EXTENDED.

     Uniforce Services, Inc., a New York corporation (the 'Company'), is offering to purchase up to 1,250,000 shares of its Common Stock, par value $.01 per share (the 'Shares'), at $11.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the 'Offer').
                            ------------------------
     THE OFFER  IS NOT  CONDITIONED  UPON ANY  MINIMUM  NUMBER OF  SHARES  BEING
TENDERED.  THE  OFFER  IS, HOWEVER,  SUBJECT  TO CERTAIN  OTHER  CONDITIONS. SEE
SECTION 5.
                            ------------------------
     The Shares are listed and principally traded on The Nasdaq Stock Market's National Market ('Nasdaq'). On December 8, 1995, the last trading day prior to commencement of the Offer, the closing sales price of the Shares as reported by Nasdaq was $9 1/2 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.
                            ------------------------
Shares tendered and purchased by the Company will not receive or otherwise be entitled to the regular quarterly dividend of $0.03 per share in respect of the fourth quarter of 1995, scheduled to be paid by the Company subsequent to the expiration of the Offer. Those Shares tendered and not purchased as a result of proration or otherwise will remain entitled to payment of such regular quarterly dividend. See Section 6.
                            ------------------------
     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
                            ------------------------
     THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS AND EXECUTIVE OFFICERS INTEND TO TENDER SHARES PURSUANT TO THE OFFER, WHICH SHARES IN THE AGGREGATE CONSTITUTE APPROXIMATELY 95,200 SHARES OR APPROXIMATELY 2.3% OF THE SHARES OUTSTANDING AS OF DECEMBER 8, 1995. SEE SECTION 7.
                            ------------------------
                               December 11, 1995

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (a) complete the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to Harris Trust Company of New York (the 'Depositary'), and either mail or deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or follow the procedure for book-entry transfer set forth in Section 2, or (b) request such shareholder's broker, dealer, commercial bank, trust company or nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. Shareholders who wish to tender Shares and whose certificates for such Shares are not immediately available should tender such Shares by following the procedures for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Morrow & Co., Inc. (the 'Information Agent') at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
Introduction.................................................................................................     4
The Offer....................................................................................................     5
       1.  Number of Shares; Proration; Extension of the Offer...............................................     5
       2.  Procedure for Tendering Shares....................................................................     6
           Proper Tender of Shares...........................................................................     6
           Signature Guarantees and Method of Delivery.......................................................     6
           Federal Income Tax Withholding....................................................................     7
           Book-Entry Delivery...............................................................................     7
           Guaranteed Delivery...............................................................................     7
           Options...........................................................................................     8
           Determinations of Validity; Rejection of Shares; Waiver  of Defects; No Obligation to Give  Notice
             of Defects......................................................................................     8
       3.  Withdrawal Rights.................................................................................     8
       4.  Acceptance for Payment of Shares and Payment of Purchase Price....................................     8
       5.  Certain Conditions of the Offer...................................................................     9
       6.  Price Range of the Shares; Dividends..............................................................    11
       7.  Purpose of the Offer; Certain Effects of the Offer................................................    11
       8.  Certain Information Concerning the Company........................................................    13
           Summary Historical Consolidated Financial Information.............................................    14
           Summary Unaudited Pro Forma Financial Information.................................................    15
           Additional Information............................................................................    17
       9.  Source and Amount of Funds........................................................................    17
      10.  Transactions and Arrangements Concerning the Shares...............................................    17
      11.  Certain Legal Matters; Regulatory Approvals.......................................................    18
      12.  Certain Federal Income Tax Consequences...........................................................    18
      13.  Extension of the Tender Period; Termination; Amendments...........................................    20
      14.  Fees and Expenses.................................................................................    21
      15.  Miscellaneous.....................................................................................    21

TO THE HOLDERS OF COMMON STOCK OF UNIFORCE SERVICES, INC.:

                                  INTRODUCTION

     Uniforce Services, Inc., a New York corporation (the 'Company'), is offering to purchase up to 1,250,000 shares of its Common Stock, par value $.01 per share (the 'Shares'), at a price of $11.25 per Share (the 'Purchase Price'), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the 'Offer').

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS AND EXECUTIVE OFFICERS (EXCLUDING JOHN C. FANNING, THE COMPANY'S CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER) INTEND TO TENDER SHARES PURSUANT TO THE OFFER, WHICH SHARES IN THE AGGREGATE CONSTITUTE APPROXIMATELY 95,200 SHARES OR APPROXIMATELY 2.3% OF THE SHARES OUTSTANDING AS OF DECEMBER 8, 1995. SEE SECTION 7.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING, WITHOUT LIMITATION, THE CONDITION THAT THERE NOT BE A REASONABLE LIKELIHOOD THAT THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER WILL CAUSE THE SHARES NOT TO BE LISTED ON A NATIONAL SECURITIES EXCHANGE OR NOT AUTHORIZED TO BE QUOTED ON AN INTER-DEALER QUOTATION SYSTEM OF ANY REGISTERED NATIONAL SECURITIES ASSOCIATION. THE COMPANY WILL NOT UNDER ANY CIRCUMSTANCES WAIVE THIS CONDITION. SEE SECTION 5.

     The Company believes that the purchase of its Shares at this time is an attractive investment opportunity and represents the best use of a substantial portion of its available borrowings under its Credit Facility (as hereinafter defined). See Section 9. The Offer will afford to shareholders the opportunity to dispose of Shares at a price greater than the market price for Shares prevailing prior to the announcement of the Offer and without the usual transaction costs associated with a market sale. Shareholders whose Shares are not purchased in the Offer will obtain an increase in their ownership interest in the Company and thus in the Company's future earnings and assets. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders will be reduced.

     As of December 8, 1995, the Company had issued and outstanding 4,157,713 Shares. In addition, as of such date, approximately 899,495 Shares were reserved for issuance pursuant to the exercise of employee stock options (the 'Options'). The 1,250,000 Shares that the Company is offering to purchase represent approximately 30% of the Shares outstanding as of December 8, 1995. The Company is not offering to purchase any of the Options. Holders of Options who wish to participate in the Offer must first exercise such Options in accordance with the terms and provisions thereof. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF OPTIONS AS TO WHETHER TO EXERCISE ANY OR ALL SUCH OPTIONS OR AS TO WHETHER TO TENDER ANY OR ALL SHARES ISSUABLE UPON SUCH EXERCISE.

     If, before the Expiration Date (as defined in Section 1), more than 1,250,000 Shares are properly tendered and not withdrawn, the Company will buy Shares on a pro rata basis from all shareholders who properly tender Shares. See
Section 1. The Company will return all Shares not purchased under the Offer, including Shares not purchased because of proration. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of the Depositary and Information Agent incurred in connection with the Offer. SEE SECTION 14. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO

FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 2 AND 12.

     The Shares are listed and principally traded on The Nasdaq Stock Market's National Market ('Nasdaq'). On December 8, 1995, the last trading day prior to the commencement of the Offer, the closing sales price of the Shares as reported by Nasdaq was $9 1/2 per Share. See Section 6. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 1,250,000 Shares or such lesser number of Shares as are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 3) at the Purchase Price. The term 'Expiration Date' means 5:00 p.m., New York City time, on Wednesday, January 10, 1996, unless and until the Company shall have extended the period of time during which the Offer is open, in which event the term 'Expiration Date' shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 13 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 5. If the Offer is oversubscribed, Shares tendered before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 13. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

     If (a) the Company (i) increases or decreases the price to be paid for Shares, (ii) increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or
(iii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase, decrease or waiver is first published, sent or given in the manner specified in Section 13, the Offer will be extended until the expiration of such 10 business day period. For purposes of the Offer, 'business day' means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     All Shares purchased pursuant to the Offer will be purchased at the Purchase Price, net to the seller in cash. The Company expressly reserves the right, in its sole discretion, to amend the Offer and purchase more than 1,250,000 Shares pursuant to the Offer.

     All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration and Shares tendered and withdrawn, will be returned to the tendering shareholders at the Company's expense as promptly as practicable (which, in the event of proration, is expected to be up to approximately 10 Nasdaq trading days) following the Expiration Date or as promptly as practicable following withdrawal, as the case may be.

     If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 1,250,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company, upon the terms and subject to the conditions of the Offer, will purchase at the Purchase Price all Shares so tendered and not withdrawn.

     If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is greater than 1,250,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company, upon the terms and subject to the conditions of the Offer, will purchase all Shares properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

     In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Although the Company does not expect to be able to announce the final results of such proration until at least approximately 5 Nasdaq trading days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers or financial advisors.

2. PROCEDURE FOR TENDERING SHARES

     Proper Tender of Shares. For Shares to be properly tendered pursuant to the
Offer:

          (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

          (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     A tender of Shares made pursuant to any method of delivery set forth herein will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and (ii) the tender of such Shares complies with Rule 14e-4.

     It is a violation of Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder, for a person to tender Shares for such person's own account unless the person so tendering at the time of tender and as of the Expiration Date has a net long position at least equal to the number of Shares tendered and:

          (a) owns the number of Shares tendered; or

          (b) owns other securities convertible into or exchangeable for such Shares or owns an option, warrant or right to purchase such Shares and will acquire Shares for tender by conversion, exchange or exercise of such option, warrant or right.

     Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered owner of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (collectively, the 'Book-Entry Transfer Facilities') whose name appears on a security position listing as the owner of the Shares) tendered therewith, and payment and delivery are to be made directly to such registered owner at such owner's address shown on the records of the Company, or if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association Inc. (each such entity being hereinafter referred to as an 'Eligible Institution'). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the

Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer
Facilities), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED PROPERLY INSURED, IS RECOMMENDED.

     Federal Income Tax Withholding. Unless an exemption applies under the applicable law and regulations concerning 'backup withholding' of Federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a shareholder or other payee pursuant to the Offer unless the shareholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering shareholder, other than a noncorporate foreign shareholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Noncorporate foreign shareholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. In the case of any foreign shareholder, the Depositary will withhold 30% of the purchase price of Shares purchased from such shareholder in order to satisfy certain withholding requirements, unless such foreign shareholder proves in a manner satisfactory to the Company and the Depositary that either (i) the sale of its Shares pursuant to the Offer will qualify as a sale or exchange, rather than a dividend, for Federal income tax purposes (see Section 12), in which case no withholding will be required, or
(ii) the foreign shareholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Depositary will withhold at the reduced treaty rate.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees and other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO ONE OF THE BOOK-ENTRY TRANSFER FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives (by hand, mail or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and

          (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within 3 Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     Options. As of December 8, 1995, there were approximately 899,495 Shares reserved for issuance pursuant to exercise of Options. The Company is not offering to purchase any of the Options. Holders of Options who wish to participate in the Offer must first exercise such Options in accordance with the terms and provisions thereof. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF OPTIONS AS TO WHETHER TO EXERCISE ANY OR ALL SUCH OPTIONS OR AS TO WHETHER TO TENDER ANY OR ALL SHARES ISSUABLE UPON SUCH EXERCISE.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance for payment of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, a tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 12:00 Midnight, New York City time, on February 9, 1996.

     For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written, telegraphic or facsimile transmission notice of withdrawal. Such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered before the Expiration Date by again following any of the procedures described in Section 2.

4. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, the Company will purchase and pay the Purchase Price for 1,250,000 Shares (subject to increase or decrease as provided in Section 1 and Section 13) or such lesser number of Shares as are properly tendered and not withdrawn as permitted in Section 3. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until at least approximately five Nasdaq trading days after the Expiration Date. Certificates for all Shares not purchased will be returned (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date without expense to the tendering shareholder.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation by a Book-Entry Transfer Facility of book-entry transfer of such Shares to the Depositary), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE COMPANY, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     The Company will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or if certificates for Shares not tendered or accepted for purchase are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, 30%) OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

5. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend or amend the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer, and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of or payment for Shares tendered, if at any time after December 11, 1995 and at or before acceptance for payment of or payment for any Shares, any of the following shall have occurred (or shall have been determined by the Company to have occurred):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which
     (i) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

     (ii) in the sole judgment of the Company, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,
     (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares, (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations, prospects or the trading in the Shares, (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (viii) any decline in either the Dow Jones Industrial Average (5156.86 at the close of business on December 8, 1995) or the Standard & Poor's Index of 500 Industrial Companies (617.48 at the close of business on December 8, 1995) by an amount in excess of 10% measured from the close of business on December 8, 1995;

          (d) any tender or exchange offer with respect to the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or entity;

          (e) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company;

          (f)(i)any person, entity or 'group' (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which had publicly disclosed such ownership in a
     Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission (the 'Commission') prior to December 11, 1995),
     (ii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or

          (g) there shall be a reasonable likelihood that the purchase of Shares pursuant to the Offer will cause the Shares not to be listed on a national securities exchange or not authorized to be quoted on an inter-dealer quotation system of any registered national securities association;

and, in the sole judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion; provided, however, that the Exchange
Act and the rules and regulations promulgated thereunder require that all conditions to the Offer, other than those relating to the receipt of certain necessary governmental approvals, must be satisfied or waived prior to the Expiration Date. THE COMPANY WILL NOT UNDER ANY CIRCUMSTANCES WAIVE THE CONDITION SET FORTH IN PARAGRAPH (g) ABOVE. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered Shares will be final and binding on all parties.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

     The Shares are listed and principally traded on Nasdaq. The following table sets forth, for each period shown, the high and low bid prices of the Shares as reported by Nasdaq. In each quarter reflected on the table, the Company paid a dividend of $0.03 per Share.

                                                                                      COMMON STOCK PRICE
                                                                                            RANGE
                                                                                      ------------------
                                                                                     HIGH            LOW
                                                                                 ------------    ------------
1993:
     1st Quarter..............................................................    9               6 3/8
     2nd Quarter..............................................................    7 1/2           5 1/2
     3rd Quarter..............................................................    7               5 1/4
     4th Quarter..............................................................    7               5 3/8
1994:
     1st Quarter..............................................................    9 1/2           6 1/8
     2nd Quarter..............................................................   13 1/2           8
     3rd Quarter..............................................................   14              10 1/4
     4th Quarter..............................................................   13              10
1995:
     1st Quarter..............................................................   10 3/4           9
     2nd Quarter..............................................................   11 3/4           8
     3rd Quarter..............................................................   10 1/4           8 3/4
     4th Quarter (through December 8, 1995)...................................   10 1/4           9

     On December 8, 1995, the last trading day prior to the commencement of Offer, the closing sales price of the Shares as reported by Nasdaq was $9 1/2 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has paid regular quarterly dividends since April 1988. It is important to note, however, that the dividend policy of the Company is established by its Board of Directors from time to time and there can be no assurance that such policy will not change in the future. Shares tendered and purchased by the Company will not receive or otherwise be entitled to the regular quarterly dividend of $0.03 per share in respect of the fourth quarter of 1995, scheduled to be paid by the Company subsequent to the expiration of the Offer. Those Shares tendered and not purchased as a result of proration or otherwise will remain entitled to payment of such regular quarterly dividend.

7. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     The Company believes that the purchase of its Shares at this time is an attractive investment opportunity and represents the best use of a substantial portion of its available borrowings under its Credit Facility. The Offer will afford to shareholders the opportunity to dispose of Shares at a price greater than the market price for Shares prevailing prior to the announcement of the Offer and without the usual transaction costs associated with a market sale. Shareholders whose Shares are not purchased in the Offer will obtain an increase in their ownership interest in the Company and thus in the Company's future earnings and assets. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders will be reduced.

     The Company believes that the Shares have been undervalued in the market for some time. In April 1990, the Company's Board of Directors approved an open market share repurchase program (the 'Share Purchase Program') in an effort to increase shareholder value. During the past two years, the Company repurchased 137,000 Shares during the year ended December 31, 1994 and 250,750 Shares from January 1, 1995 through August 18, 1995. The aggregate purchase price of the Shares repurchased pursuant to the Share Repurchase Program from January 1, 1994 through August 18, 1995 was approximately $3.9 million. The Company's Board of Directors does not believe that the Share Repurchase Program has been effective in significantly improving shareholder value.

     Shares the Company acquires pursuant to the Offer will initially be held in the Company's treasury or retired (or a combination thereof) and will be available for the Company to issue without further shareholder action (except as required by applicable law or Nasdaq rules) for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in the Company's business, the distribution of stock dividends and the implementation of, or the satisfaction of obligations under, employee benefit plans. Except for the potential, simultaneous with completion of the Offer, for existing treasury Shares to be cancelled and restored to the status of authorized but unissued Shares, the Company has no present plans to use any authorized but unissued or treasury Shares for any other purpose. Furthermore, the Company continually considers the acquisition of other businesses in the staffing industry and, to the extent any such acquisition becomes available on attractive terms, authorized but unissued or, to the extent available, treasury Shares may be used to make such acquisition.

     Although the Company does not have any current plans to acquire additional Shares, the Company may in the future purchase Shares (in addition to those purchased pursuant to the Offer) in the open market, in privately negotiated transactions, through tender offers or otherwise, in such amounts, at such prices and at such times as the Company may determine. Rule 13e-4 under the Exchange Act generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the Expiration Date. The Company will not purchase any additional Shares until at least 10 business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors including, without limitation, the market price of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the
results    of   the    Offer,   restrictions    under   the    Credit   Facility
and general economic and market conditions. Any of these possible purchases may be on the same terms as, or on terms more or less favorable than, those of the Offer.

     As of December 8, 1995, the Company had issued and outstanding 4,157,713 Shares. The 1,250,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 30% of the Shares outstanding as of such date. As of December 8, 1995, all directors and executive officers of the Company as a group owned beneficially an aggregate of 2,040,225 Shares (including an aggregate of 186,075 Shares that may be acquired pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof). The Company has been advised that certain of its directors and executive officers (excluding Mr. John C. Fanning, the Company's Chairman, President and Chief Executive Officer) intend to tender Shares pursuant to the Offer, which Shares in the aggregate constitute approximately 95,200 Shares or approximately 2.3% of the Shares outstanding as of December 8, 1995. If the Company purchases 1,250,000 Shares pursuant to the Offer and, except as set forth above, none of its directors and executive officers tender Shares in the Offer, then after the purchase of Shares pursuant to the Offer, the percentage of outstanding Shares owned beneficially by all of the Company's directors and executive officers as a group would increase to approximately 62.9% of the Shares then outstanding (including, for this purpose, Shares that may be acquired by such directors and executive officers pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof and assuming the Company purchases pursuant to the Offer approximately 95,200 Shares proposed to be tendered by certain directors and executive officers of the Company).

     THE OFFER  IS NOT  CONDITIONED  UPON ANY  MINIMUM  NUMBER OF  SHARES  BEING
TENDERED.  THE  OFFER  IS, HOWEVER,  SUBJECT  TO CERTAIN  OTHER  CONDITIONS. SEE
SECTION 5.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders, which could adversely affect the liquidity and market value of the Shares not purchased in the Offer. Nonetheless, there will still be a sufficient number of Shares outstanding and publicly-traded following the consummation of the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of Nasdaq, the purchase by the Company of Shares pursuant to the Offer will not cause its remaining Shares to be delisted therefrom.

     The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are held of record by less than 300 persons and are not listed on a national securities exchange or an inter-dealer quotation system of a registered national securities association. Nonetheless, the Company will not under any circumstances waive the condition to the Offer set forth in paragraph
(g) of Section 5 hereof which conditions the Company's purchase of Shares pursuant to the Offer on the Offer not having a reasonable likelihood of causing the Shares not to be (i) listed on a national securities exchange or (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association. The Shares are presently held of record by fewer than 300 holders. The purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

     The Shares are currently 'margin securities' under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be 'margin securities' for purposes of the Federal Reserve Board's margin regulations. Eligibility for treatment as margin securities will, however, continue to depend on maintenance of minimum daily trading volume.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a New York corporation and was organized in 1984. The principal executive offices of the Company are located at 1335 Jericho Turnpike, New Hyde Park, New York 11040 and its telephone number is (516) 437-3300.

     The Company's core business is the granting of licenses to operate offices and the operation of offices that provide supplemental staffing services to businesses, educational institutions, professional and service organizations, federal, state and local governmental agencies and others in the United States. The Company offers specialized product lines at several of its Company-owned and licensed offices, including information services, office automation and medical office support services. The Company also supplies payroll, billing and/or financial support services to independent supplemental staffing firms, provides temporary laboratory staffing support to the scientific community and provides confidential consulting and payrolling, permitting clients to utilize the services of former 1099 independent contractors and consultants.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth, for the periods and dates indicated, summary historical consolidated financial information for the Company. The summary historical financial information as of and for the years ended December 31, 1994 and December 31, 1993 have been derived from the audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the 'Annual Report'). The summary historical unaudited financial information as of and for the nine month periods ended September 30, 1995 and September 30, 1994 have been derived from the Company's Quarterly Reports on Form 10-Q for the quarters ended
September 30, 1995 and September 30, 1994 (the 'Quarterly Reports') and, in the opinion of management of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for interim periods. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such audited and unaudited financial statements and the related notes thereto. See 'Additional Information' below. The operating data of the Company for the nine month period ended September 30, 1995 is not necessarily indicative of the results that may be expected for the subsequent quarter or the entire 1995 year.

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
                       SUMMARY OF SELECTED FINANCIAL DATA

                                                                                        NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                        --------------------------  --------------------------
                                                            1994          1993          1995          1994
                                                        ------------  ------------  ------------  ------------
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)
Operating Data:
     Total revenues...................................   $  115,181    $   86,142    $   98,779    $   84,578
     Earnings from operations.........................        4,846         2,331         4,377         3,438
     Earnings before provision for income taxes.......        4,726         2,411         3,878         3,516
     Net earnings.....................................        2,951         1,493         2,405         2,180
     Net earnings per share...........................   $     0.65    $     0.35    $     0.56    $     0.48
     Ratio of earnings to fixed charges(1)............        10.36         11.28          5.57         13.09
Balance Sheet Data:
     Working capital..................................   $   19,281    $   17,508    $   18,787    $   20,148
     Total assets.....................................       41,496        30,235        50,853        43,215
     Total debt.......................................        6,300        --            13,139         6,600
     Total liabilities................................       18,384         9,527        27,817        19,539
     Total stockholders' equity.......................       23,112        20,708        23,036        23,676
     Book value per share(2)..........................   $     5.29    $     4.84    $     5.54    $     5.29

------------

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and such portion of operating lease rentals estimated to represent the interest factor of such rentals.

(2) Book value per share is defined as total stockholders' equity divided by the shares of common stock outstanding at the end of the period.

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                              AS OF DECEMBER 31, 1994                        AS OF SEPTEMBER 30, 1995
                                   ---------------------------------------------   ---------------------------------------------
                                                  PRO FORMA                                       PRO FORMA
                                   HISTORICAL    ADJUSTMENTS         PRO FORMA     HISTORICAL    ADJUSTMENTS         PRO FORMA
                                   -----------   ------------       ------------   -----------   ------------       ------------
             ASSETS
Current assets:
    Cash and cash equivalents...   $ 7,298,823                      $  7,298,823   $ 6,771,569                      $  6,771,569
    Accounts receivable.........    11,818,740                        11,818,740    16,165,968                        16,165,968
    Funding and service fees
      receivable................    14,466,995                        14,466,995    19,686,643                        19,686,643
    Current maturities of notes
      receivable................       399,714                           399,714       237,952                           237,952
    Prepaid expenses and other
      current assets............       501,088                           501,088       722,976                           722,976
    Deferred income taxes.......       379,771                           379,771       379,771                           379,771
                                   -----------   ------------       ------------   -----------   ------------       ------------
        Total current assets....    34,865,131                        34,865,131    43,964,879                        43,964,879
                                   -----------   ------------       ------------   -----------   ------------       ------------
    Notes receivable from
      licensees.................       277,767                           277,767       165,357                           165,357
    Fixed assets................     1,294,550                         1,294,550     2,257,591                         2,257,591
    Deferred costs and other
      assets....................     1,336,284   $    377,250(a)       1,713,534       888,488   $    377,250(a)       1,265,738
    Cost in excess of fair value
      of net assets acquired....     3,722,576                         3,722,576     3,576,324                         3,576,324
                                   -----------   ------------       ------------   -----------   ------------       ------------
                                   $41,496,308   $    377,250       $ 41,873,558   $50,852,639   $    377,250       $ 51,229,889
                                   -----------   ------------       ------------   -----------   ------------       ------------
                                   -----------   ------------       ------------   -----------   ------------       ------------
 LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
    Loan payable................   $ 3,500,000   $    750,000(a)    $  4,250,000   $10,500,000   $    750,000(a)    $ 11,250,000
    Payroll and related taxes
      payable...................     7,007,921                         7,007,921     8,508,901                         8,508,901
    Payable to licensees and
      clients...................     1,910,111                         1,910,111     2,304,045                         2,304,045
    Income taxes payable........                                                       381,024                           381,024
    Accrued expenses and other
      liabilities...............     3,165,869                         3,165,869     3,484,060                         3,484,060
                                   -----------   ------------       ------------   -----------   ------------       ------------
        Total current
          liabilities...........    15,583,901        750,000         16,333,901    25,178,030        750,000         25,928,030
                                   -----------   ------------       ------------   -----------   ------------       ------------
Loan payable -- non-current.....     2,800,000     13,786,950(a)      16,586,950     2,200,000     13,786,950(a)      15,986,950
Commitments and contingencies...
Capital lease obligations.......                                                       438,599                           438,599
Stockholders' equity:
    Common stock................        49,468                            49,468        49,872                            49,872
    Additional paid in
      capital...................     7,411,572                         7,411,572     7,660,918                         7,660,918
    Retained earnings...........    20,952,594                        20,952,594    22,958,437                        22,958,437
                                   -----------   ------------       ------------   -----------   ------------       ------------
                                    28,413,634                        28,413,634    30,669,227                        30,669,227
    Treasury stock..............    (5,301,227)   (14,159,700)(a)    (19,460,927)   (7,633,217)   (14,159,700)(a)    (21,792,917)
                                   -----------   ------------       ------------   -----------   ------------       ------------
        Total stockholders'
          equity................    23,112,407    (14,159,700)         8,952,707    23,036,010    (14,159,700)         8,876,310
                                   -----------   ------------       ------------   -----------   ------------       ------------
                                   $41,496,308   $    377,250       $ 41,873,558   $50,852,639   $    377,250       $ 51,229,889
                                   -----------   ------------       ------------   -----------   ------------       ------------
                                   -----------   ------------       ------------   -----------   ------------       ------------
Book value per share............         $5.29                             $2.87         $5.54                             $3.05
                                         -----                             -----         -----                             -----
                                         -----                             -----         -----                             -----



                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF EARNINGS

                                           YEAR ENDED DECEMBER 31, 1994                NINE MONTHS ENDED SEPTEMBER 30, 1995
                                   ---------------------------------------------    -------------------------------------------
                                                    PRO FORMA                                       PRO FORMA
                                    HISTORICAL     ADJUSTMENTS       PRO FORMA      HISTORICAL     ADJUSTMENTS       PRO FORMA
                                   ------------    -----------      ------------    -----------    -----------      -----------
Sales of supplemental services...  $108,485,992                     $108,485,992    $93,248,631                     $93,248,631
Service revenue and fees.........     6,694,742                        6,694,742      5,530,092                       5,530,092
                                   ------------                     ------------    -----------                     -----------
        Total revenues...........   115,180,734                      115,180,734     98,778,723                      98,778,723
Cost of temporary services.......    83,766,726                       83,766,726     72,663,664                      72,663,664
Licensees' share of gross
  margin.........................     9,895,870                        9,895,870      7,166,125                       7,166,125
General and administrative.......    15,730,938                       15,730,938     13,878,639                      13,878,639
Depreciation and amortization....       941,196    $  125,750 (b)      1,066,946        693,343    $   94,313 (b)       787,656
                                   ------------    -----------      ------------    -----------    -----------      -----------
        Total costs and
          expenses...............   110,334,730       125,750        110,460,480     94,401,771        94,313        94,496,084
                                   ------------    -----------      ------------    -----------    -----------      -----------
Earnings from operations.........     4,846,004      (125,750)         4,720,254      4,376,952       (94,313 )       4,282,639
Other income (expense):
    Interest and dividends.......      (127,378)     (959,554)(c)     (1,086,932)      (527,793)     (889,748 )(c)   (1,417,541)
    Other income.................         7,125                            7,125         28,737                          28,737
                                   ------------    -----------      ------------    -----------    -----------      -----------
Earnings before provision for
  income taxes...................     4,725,751    (1,085,304)         3,640,447      3,877,896      (984,061 )       2,893,835
Provision for income taxes.......     1,775,000      (412,416)(d)      1,362,584      1,473,000      (373,943 )(d)    1,099,057
                                   ------------    -----------      ------------    -----------    -----------      -----------
Net earnings.....................  $  2,950,751    $ (672,888)      $  2,277,863    $ 2,404,896    $ (610,118 )     $ 1,794,778
                                   ------------    -----------      ------------    -----------    -----------      -----------
                                   ------------    -----------      ------------    -----------    -----------      -----------
Weighted average number of shares
  outstanding....................     4,553,303    (1,250,000)         3,303,303      4,330,296    (1,250,000 )       3,080,296
                                   ------------    -----------      ------------    -----------    -----------      -----------
                                   ------------    -----------      ------------    -----------    -----------      -----------
Net earnings per share...........         $0.65                            $0.69          $0.56                           $0.58
                                          -----                            -----          -----                           -----
                                          -----                            -----          -----                           -----
Ratio of earnings to fixed
  charges........................         10.36                             3.29           5.57                            2.58
                                          -----                            -----          -----                           -----
                                          -----                            -----          -----                           -----

UNIFORCE SERVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated condensed financial statements assume that the repurchase of 1,250,000 Shares at $11.25 per share (the 'Repurchase'), for which pro forma effects are shown, occurred as of December 31, 1994 and September 30, 1995 for the respective pro forma consolidated condensed balance sheets, and as of January 1, 1994 and January 1, 1995 for the pro forma consolidated condensed statements of earnings for the year ended December 31, 1994 and the nine month period ended September 30, 1995, respectively. The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the Repurchase been made at the beginning of the periods presented.

     The Repurchase and related expenses are estimated to be $14,536,950. The Repurchase is being financed through borrowings under the Credit Facility. See
Section 9. The $14,536,950 consists of a purchase price of $14,062,500 and estimated related expenses of $474,450, including expenses associated with the establishment of the Credit Facility. The portion of the related expenses associated with the Credit Facility, estimated at $377,250, will be deferred and amortized over three years.

Pro forma adjustments to record the Repurchase are as follows:
--------------------------------------------------------------
(a) To record the Repurchase, related expenses and financing of the transaction.

(b) To record the amortization expense of the deferred financing costs.

(c) To record the interest expense on the funds borrowed for the Repurchase. This assumes that the $14,536,950 borrowed under the Credit Facility remains outstanding for the full period. The interest rates (average rates based on the Credit Facility) were 6.60% and 8.16% for the periods ended December 31, 1994 and September 30, 1995, respectively.

(d) To record the tax effect on earnings at an estimated effective rate of 38%.

     Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer.

     Such material can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Seven World Trade Center, 14th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Reports, proxy materials and other information about the Company, the Shares of which are traded on Nasdaq, should also be available at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Copies may also be obtained by mail from the Commission's Public Reference Branch, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Schedule 13E-4 will not be available at the Commission's regional offices.

9. SOURCE AND AMOUNT OF FUNDS

     Assuming that the Company purchases 1,250,000 Shares pursuant to the Offer, the total amount required by the Company to purchase such Shares will be $14,062,500, exclusive of related fees and other expenses estimated to equal approximately $474,450. The Company anticipates that it will fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses with financing to be provided pursuant to a certain Loan and Security Agreement, dated as of December 8, 1995, by and among the Company, as Guarantor, the Subsidiaries of the Company Named Therein, as Borrowers and Cross-Guarantors, the Lenders Named Therein, as Lenders, and Heller Financial, Inc. ('Heller'), as Agent and as Lender (the 'Credit Facility').

     The Credit Facility, which is for a term of three years, is in the principal amount of $35,000,000 and may be used to refinance existing indebtedness, to provide working capital and to finance the Offer and permitted acquisitions. It is currently anticipated that the Company will incur indebtedness of $14,536,950 to finance the Offer. The Credit Facility comprises a term loan in the amount of $3,000,000 to be amortized monthly and a $32,000,000 revolving facility for loans based upon an advance rate of up to 85% of eligible accounts receivable and eligible service and funding fees receivable. The term loan bears interest at the Company's election at either the lender's floating base rate plus .25%, or LIBOR (London Interbank Offered Rate) plus 2.25%. Borrowings under the revolving credit facility bear interest at the Company's election at either the lender's floating base rate, or LIBOR plus 2.125%. Borrowings under the Credit Facility are secured by a first priority security interest in all owned and after-acquired real and personal property of the Company.

     The Credit Facility contains a variety of affirmative and negative covenants of types customary in an asset-based lending facility, including those relating to reporting requirements, maintenance of records, properties and corporate existence, compliance with laws, incurrence of other indebtedness and liens, restrictions on certain payments and transactions and extraordinary corporate events. The Credit Facility also contains financial covenants relating to maintenance of levels of minimum tangible net worth, EBITDA (earnings before interest, taxes, depreciation and amortization), net income and fixed charge coverage and restricting the amount of capital expenditures. In addition, the Credit Facility contains events of default of types customary in an asset-based lending facility. Generally, if the Credit Facility is terminated (a) during the first nine months of its term, a fee of 1% of the amount thereof is payable, or
(b) during the succeeding nine months of such term, a fee of .5% of the amount thereof is payable.

10. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

     The Company intends to enter into arrangements with Rosemary Maniscalco, its Executive Vice President and Chief Operating Officer, and Harry V. Maccarrone, its Vice President-Finance and Chief Financial Officer, to become effective upon consummation of the Offer. Under such arrangements, Ms.
Maniscalco would be entitled to receive a cash bonus of $780,761 and Mr. Maccarrone would be entitled to receive a cash bonus of $260,257, payable to the extent of 10% thereof three years after consummation of the Offer, to the extent of 30% thereof four years after consummation of the Offer and as to the balance thereof five years after consummation of the Offer, provided that the recipient is then employed by the Company. Ms. Maniscalco would also be granted options to purchase an aggregate of 69,401 shares of Common Stock and Mr. Maccarrone would be granted options to purchase an aggregate of 23,134 shares of Common Stock, such options to vest in installments in the manner as the cash bonuses are to be paid. The exercise price of such options will be equal to the market price of the Common Stock on the date of the grant. The cash bonus installments and option installments would be subject to acceleration in the event of death, merger of the Company, sale of all or substantially all of the Company's assets or a change of control of the Company.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding or proxies, consents or authorizations).

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept Shares for payment is subject to certain conditions. See Section 5.

12. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares by shareholders pursuant to the Offer will be taxable transactions for Federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. The Federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances.

     Under Section 302 of the Internal Revenue Code of 1986, as amended (the 'Code'), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon such sale (a) is 'substantially disproportionate' with respect to the shareholder, (b) results in a 'complete redemption' of the shareholder's interest in the Company or (c) is 'not essentially equivalent to a dividend' with respect to the shareholder. If any of those three tests is satisfied, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the Shares are held as capital assets, which will be long-term capital gain or loss if the Shares are held for more than one year.

     In determining whether any of the tests under Section 302 of the Code is satisfied, shareholders must take into account not only the Shares they actually own, but also Shares they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to those constructive ownership rules, a shareholder is deemed to own the Shares actually owned, and in some cases constructively owned, by certain related individuals or entities, and any Shares that the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     The receipt of cash will be 'substantially disproportionate' with respect to a shareholder if the percentage of the outstanding voting stock of the Company actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer (treating as no longer outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such shareholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer) and immediately after the redemption the shareholder owns less than 50% actually and constructively of the total Shares then outstanding. Shareholders should consult their tax advisors with respect to the application of the 'substantially disproportionate' test to their particular facts and circumstances.

     The receipt of cash by a shareholder will result in a 'complete redemption' of the shareholder's interest in the Company if either (a) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (b) all the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive and does effectively waive attribution of all Shares constructively owned by the shareholder in accordance with Section 302(c) of the Code.

     Even if the receipt of cash by a shareholder fails to satisfy the 'substantially disproportionate' test or the 'complete redemption' test, such shareholder may nevertheless satisfy the 'not essentially equivalent to a dividend' test, if the shareholder's sales of Shares pursuant to the Offer results in a 'meaningful reduction' in the shareholder's proportionate interest in the Company. Whether the receipt of cash by a shareholder will be 'not essentially equivalent to a dividend' will depend upon the individual shareholder's facts and circumstances. In certain circumstances, even a small reduction in a shareholder's proportionate interest may satisfy this test. For example, the Internal Revenue Service has indicated in a published ruling that a 3.3% reduction in the proportionate interest of a small minority (substantially less than 1%) shareholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a 'meaningful reduction.'
Shareholders expecting to rely upon the 'not essentially equivalent to a dividend' test should, therefore, consult with tax advisors as to its application in their particular situations.

     It may be possible for a tendering shareholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by such shareholder but are not purchased pursuant to the Offer. Correspondingly, a tendering shareholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Shares by such shareholder or a related party whose Shares would be attributed to such shareholder. Shareholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

     If none of the three tests under Section 302 is satisfied and if, as is anticipated, the Company has sufficient earnings and profits, the tendering shareholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer (without regard to gain or loss, if any).

     In the case of a corporate shareholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as 'debt financed portfolio stock.' Generally, if a dividends-received deduction is available, it is expected that the dividend will be treated as an 'extraordinary dividend' under Section 1059(a) of the Code, in which case such corporate shareholder's tax basis in Shares retained by such shareholder would be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the shareholder's basis will generally be subject to tax upon sale or disposition of those Shares. Corporate shareholders are urged to consult their tax advisors as to the effect of Section 1059 of the Code on their tax basis in Shares.

     In general, a foreign shareholder will not be subject to United States Federal income tax on any gain realized in connection with the sale, exchange or redemption of the Shares, unless (i) the gain is effectively connected with a trade or business carried on by the foreign shareholder within the United States or, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by the foreign shareholder, or (ii) the foreign shareholder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied. However, if none of the three tests under Section 302 of the Code are satisfied, a foreign shareholder may be subject to dividend withholding tax at the 30% rate or a lower applicable treaty rate on the gross proceeds of the sale of Shares pursuant to the Offer. Foreign shareholders should consult their tax advisors regarding application of these withholding rules.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE CONSTRUCTIVE STOCK OWNERSHIP RULES MENTIONED ABOVE.

13. EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 3. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment upon the occurrence of any of the conditions specified in Section 5 by giving oral or written notice of such termination to the Depositary and making a public announcement thereof. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to owners of Shares or by decreasing the number of Shares being sought in the Offer) or to waive the limitation on the maximum number of shares to be purchased pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

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
     If the Company materially changes the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of 5 business days from the date that notice of such a material change is first published, sent or given. If
(a) the Company (i) increases or decreases the price to be paid for Shares, (ii) increases the number of Shares being sought by an amount exceeding 2% of the outstanding Shares or (iii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase, decrease or waiver is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

14. FEES AND EXPENSES

     The Company has retained Harris Trust Company of New York as Depositary and Morrow & Co., Inc. as Information Agent in connection with the Offer. The Information Agent will assist shareholders who request assistance in connection with the Offer and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and Information Agent will receive reasonable and customary compensation for their services in connection with the Offer and will also be reimbursed for certain out-of-pocket expenses, including the reasonable fees and expenses of their counsel. The Company has agreed to indemnify the Depositary and Information Agent against certain liabilities in connection with the Offer, including certain liabilities under the Federal securities laws. Neither the Depositary nor the Information Agent has been retained to make recommendations in their respective roles as Depositary and Information Agent.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of this Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal. Other than as described above, no solicitation or similar fees will be paid to brokers, dealers or others by the Company in connection with the Offer.

15. MISCELLANEOUS

     The Offer is not being made to, nor will the Company accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                                               December 11, 1995

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
     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                        HARRIS TRUST COMPANY OF NEW YORK

                                                              By Facsimile Transmission
        By Hand:               By Overnight Courier:      (for Eligible Institutions only):                By Mail:
     Receive Window               77 Water Street                   (212) 701-7636                   Wall Street Station
     77 Water Street              4th Floor                                or                            P.O. Box 1023
        5th Floor                 New York, New York 10005                                       New York, New York 10268-1023
New York, New York 10005                                             (212) 701-7640
                                                                  Confirm Receipt of
                                                                 Notice of Guaranteed
                                                                Delivery by Telephone:
                                                                    (212) 701-7624

     Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                         909 Third Avenue - 20th Floor
                            New York, New York 10022
                         (212) 754-8000 (call collect)
                                       or
                         Call Toll Free (800) 662-5200

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